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                                                                     Exhibit 5.1


                          Weil, Gotshal & Manges LLP
            A Limited Liability Partnership Including Professional
                                 Corporations
                  767 Fifth Avenue . New York, NY  10153-0119
                                (212) 310-8000
                              FAX: (212) 310-8007


                                August 21, 1997



Nissan Auto Receivables Corporation
990 W. 190th Street
Torrance, California 90502

Ladies and Gentlemen:

     We have acted as special counsel to Nissan Auto Receivables Corporation, a Delaware corporation, as Seller (the "Company"), and Nissan Motor Acceptance Corporation, a California corporation, as Servicer ("NMAC"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-1 (File No. 333-1664) under the Securities Act of 1933, as amended (the "Registration Statement"). Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and NMAC, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and NMAC.
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Nissan Auto Receivables Corporation
August 21, 1997
Page 2


     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     The Certificates of the Trust to be issued and sold by the Company have been duly authorized by the Company and, when issued and sold as contemplated by the Pooling and Servicing Agreement to be entered into among the Company, NMAC and the Trustee, will be validly issued, fully paid and nonassessable.

     The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein.

     We hereby consent to be named in the Prospectus as the attorneys who have passed upon the legality of the securities being offered thereby and to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ Weil, Gotshal & Manges LLP